UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	February 23, 2016

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.
Effective February 26, 2016, AmTrust Financial Services, Inc. (the “Company”) entered into Amendment No. 4 (“Amendment”) to its Credit Agreement dated September 12, 2014, with JPMorgan Chase Bank, N.A., as Administrative Agent, KeyBank National Association and SunTrust Bank, as Co-Syndication Agents, Lloyds Bank PLC and Associated Bank, as Co-Documentation Agents, and the various lending institutions party thereto (as amended from time to time, the “Credit Agreement”).
The Amendment, among other things: (1) removes the consolidated surplus financial covenant, (2) amends the risk-based capital financial covenant to remove the insurance company-specific requirement to meet risk-based capital thresholds (retroactively effective as of December 31, 2015), (3) modifies the definition of “Permitted Acquisition” to expand the Company's ability to make acquisitions without prior approval, and (4) increases the size of certain negative covenant “basket” carve-outs relative to the financial size of the Company and relaxes several key negative covenants in a similar manner to provide greater flexibility for the Company to conduct its business, including expanding the Company’s ability to incur or assume debt (both unsecured and secured) and make investments.
Certain of the lenders and their affiliates have in the past provided, are currently providing and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, the Company and its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries or affiliates, for such services.
The description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 23, 2016, the Compensation Committee (the “Committee”) of the Company's Board of Directors granted Barry Zyskind, the Company’s Chief Executive Officer and President, an additional annual incentive award of $9,000,000, payable two-thirds in cash and one-third in restricted stock units. The Committee made this award in recognition that the Company, under Mr. Zyskind’s leadership, continues to outperform the industry, has entered into several strategic transactions that the Committee believes will enable the Company to continue to grow and achieve industry leading results, and has strengthened the Company’s corporate governance practices and procedures to manage that growth.

In addition, the Committee exercised its discretion to pay an annual incentive award to Max Caviet, Chief Executive Officer of AmTrust International Limited (the Company’s European holding company subsidiary), in the amount of $2,500,000, payable two-thirds in cash and one-third in restricted stock units. The Committee made this award in recognition of Mr. Caviet’s indispensable leadership in the integration of the Company’s European assets and the continued development of the European operations’ corporate governance and risk management functions, which the Company believes has positioned AmTrust International Limited for further growth.

These incentives were paid under the Company’s 2010 Omnibus Incentive Plan, as amended, . The potential total cash incentive and stock incentive opportunities payable to the Company's executive officers equaled 4% (each) of the Company’s pre-tax profit, subject to the Committee’s discretion to reduce the payout based on its assessment of three performance measures: the Company’s operating earnings, the Company’s combined ratio on a consolidated basis across all segments, and return on equity, all for the fiscal year ended December 31, 2015. Operating earnings increased approximately 15% as compared to 2014. The Company’s combined ratio was 91% in 2015, which is four percentage points below the Company’s target combined ratio. Return on equity in fiscal year 2015 was 22.7%, approximately five percentage points higher than the Company's target return on equity for 2015.

Item 9.01	Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1
Amendment No. 4, dated February 26, 2016, to the Credit Agreement, dated September 12, 2014, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the various lending institutions party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	February 29, 2016

/s/ Stephen Ungar
Stephen Ungar
SVP, General Counsel and Secretary